Exhibit 10.1

STOCK OPTION SETTLEMENT AGREEMENT

THIS STOCK OPTION SETTLEMENT AGREEMENT (“Agreement”), dated as of January 9, 2007 (the “Effective Date”), by and between ARC Capital Advisors, L.P. (the “Optionee”), and ARC CORPORATE REALTY TRUST, INC., a Maryland corporation (the “Corporation”) provides as follows.

RECITALS:

A. The Corporation is a Maryland corporation that operates as a real estate investment trust in accordance with the requirements of the Internal Revenue Code of 1986, as amended.

B. Pursuant to the Corporation’s 1997 Stock Option Plan (the “Plan”), Optionee holds a nonqualified stock option (the “Option”) to purchase up to Six Hundred Fifty Thousand (650,000) shares of the Corporation’s Class A Common Stock which is fully vested and exercisable in accordance with the terms of a Non-Qualified Stock Option Agreement between Corporation and Optionee entered into in January 1998, as amended by a First Amendment to Non-Qualified Stock Option Agreement dated October 23, 2003 (the “Option Agreement”). Capitalized terms not otherwise defined herein have their respective meanings provided for in the Plan and the Agreement.

C. The Option Agreement provides that the Option may only be exercised to the extent that the exercise of all stock options granted by the Corporation does not result in, or would not be deemed to result in, the issuance of shares exceeding Fifteen Percent (15%) of the issued and outstanding shares of the Corporation’s Class A Common Stock, including shares issuable upon exercise of the Option (the “15% Exercise Limitation”). The Option Agreement was executed when the Corporation had outstanding only shares of Class A Common Stock. Subsequently, the Corporation issued shares of its Class B Common Stock, which have economic rights identical to the Class A Common Stock and are differentiated from the Class A Common Stock only by their lesser voting rights. The Plan provides that shares available for grants of awards pursuant thereto are shares of Common Stock, regardless of class or series. Accordingly, the parties wish to amend the Option Agreement to make it consistent with the initial intent of the Plan and the Board of Directors of the Corporation in granting the Option, by providing that the 15% Exercise Limitation shall be calculated with respect to outstanding shares of both Class A Common Stock and Class B Common Stock.

D. The Board of Directors adopted a Plan of Complete Liquidation and Dissolution (the “Plan of Liquidation”) on February 8, 2006 and the Plan of Liquidation was approved by the stockholders of the Corporation on October 12, 2006. Pursuant to the Plan of Liquidation, the Corporation will sell its assets, pay or otherwise make arrangements for satisfaction of its liabilities, and distribute all remaining assets to its stockholders in liquidating distributions. The final amount of liquidating distributions per share will not be known until the liquidation process has been completed. In order to facilitate the liquidation of the Corporation pursuant to the Plan of Liquidation, the parties wish to agree to the terms on which the value represented by the Option will be paid to the Optionee.

AGREEMENT:

NOW, THEREFORE, in consideration of the above recitals, the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optionee and the Corporation covenant and agree as follows:

1. Amendment of Option Agreement; 15% Exercise Limitation.

(a) Section 3(b) of the Option Agreement is amended such that the first sentence of such section reads in its entirety as follows: “Immediately prior to such exercise, the aggregate number of shares of Class A Common Stock issued and outstanding as a result of the exercise of options granted under the Plan (including the number of shares that the Optionee desire to exercise) and of SARs exercised shall not exceed fifteen percent (15%) of the issued and outstanding shares of the combined class of Class A Common Stock and Class B Common Stock.”

(b) As a result of the 15% Exercise Limitation, the maximum number of shares of Class A Common Stock for which the Option may be exercised is 581,090 (the “Maximum Option Shares”).

2. Termination of Option. The Option Agreement, including the Option and the SARs provided for therein, is cancelled effective as of the Effective Date. Neither party thereto shall have any further rights or obligations pursuant to the Option Agreement except as expressly stated herein.

3. Determination of Option Value.

(a) The aggregate amount payable to Optionee in consideration of the cancellation of the Option shall be equal to the aggregate value of liquidating distributions paid to holders of Common Stock less the Exercise Price multiplied by the Maximum Option Shares.

(b) Based upon (i) its review of the estimated values net of indebtedness of the Corporation’s assets, (ii) its estimates of expenses anticipated to be incurred by the Corporation pursuant to the Plan of Liquidation, including both ordinary course operating expenses and expenses anticipated to be incurred solely as a result of the liquidation of the Corporation, (iii) its assessment of the risks that are relevant to the right of the Corporation’s stockholders to receive liquidating distributions from the Corporation, including without limitation the uncertainty associated with the pending liquidation relating to several portfolio properties and the fact that the right of the stockholders to receive such payments is subject to the rights of all creditors of the Company and its subsidiaries, and (iv) advice received from the Corporation’s independent third party valuation advisor, the Board of Directors of the Corporation has determined that the aggregate amount of liquidating distributions is anticipated to be $12.50 per share of Common Stock, which amount the Board has determined is also equal to the fair market value of the Common Stock as of the Effective Date (the “Liquidation Fair Market Value”).

4. Payment of Option Value.

(a) The Corporation shall pay the Optionee an amount equal to the difference between the Liquidation Fair Market Value and the Exercise Price for each share included in the Maximum Option Shares. From and after such time as all stockholders have received liquidating distributions in the aggregate amount equal to $8.50 per share, at the same time as any additional liquidating distributions are paid to the stockholders, the Corporation shall pay to the Optionee an amount equal to the amount per share paid to the stockholders multiplied by the Maximum Option Shares. The Corporation shall make such payments to the Optionee until such time as the Optionee shall have received an aggregate of $4.00 multiplied by the Maximum Option Shares.

(b) If the Corporation shall pay to the stockholders aggregate liquidating distributions per share in an amount greater than the Liquidation Fair Market Value (the “Excess Liquidating Distributions”), then at the same time as any Excess Liquidating Distributions are paid to the stockholders, the Corporation shall pay to the Optionee an amount equal to the amount per share paid to the stockholders multiplied by the Maximum Option Shares.

5. Right of Optionee to Payments.

(a) The right of the Optionee to receive payments from the Corporation hereunder shall be the right to receive payments at the same time and in the same amount per share as liquidating distributions are paid to the stockholders, which right shall commence only if and when the stockholders shall have received liquidating distributions per share in an aggregate amount equal to the Exercise Price. All rights of the Optionee to receive payments hereunder shall be pro rata and pari passu with the rights of the stockholders to receive such payments of liquidating distributions, and the Optionee shall not be deemed a creditor of the Corporation except to the extent that the Corporation has not paid to the Optionee amounts due hereunder.

(b) If liquidating distributions paid to stockholders are less than an amount equal to the Liquidation Fair Market Value, the Optionee will receive payments hereunder in a corresponding amount which will be less than $4.00 per share.

(c) If the stockholders of the Corporation shall be required to return to the Corporation any amount of liquidating distributions in excess of the Exercise Price, whether as a result of claims brought against the Corporation or any liquidating trust by a creditor of the Corporation or otherwise, the Optionee shall pay to the Corporation the same excess amount per share that stockholders are required to pay to the Corporation.

6. Formation of a Liquidating Trust. If the Corporation shall, pursuant to the Plan of Liquidation, transfer all of it asset and liabilities to a liquidating trust, the obligations of the Corporation hereunder shall be obligations of the liquidating trust.

7. Further Assurances. Each party, without further consideration, shall promptly take such actions and shall promptly execute and deliver such documents as may be reasonably requested by another party hereto (or by its employees, agents, or representatives) to effectuate, evidence, authorize, or approve the transactions contemplated in this Agreement.

8. Waivers. All rights and remedies available at law, in equity or under the terms of this Agreement or any other agreement or instrument executed in connection herewith shall be cumulative, and waivers thereof (a) shall not be implied from the prior acts or omissions, or based solely upon the oral representations, of a party hereto; and (b) shall not be effective or binding unless, and then only to the extent that, a party hereto signs an express written waiver of rights or remedies and causes such written waiver to be delivered to the party for whose benefit such written waiver is made.

9. Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Maryland, without regard to any conflicts of law provisions thereof to the contrary.

10. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the matters addressed herein and all prior agreements, whether written or oral, among the parties hereto with respect to the subject matter of this Agreement have been merged and integrated into, and are superseded by, the provisions of this Agreement.

11. Severable Provisions. All provisions in this Agreement are severable and each valid and enforceable provision shall remain in full force and effect, notwithstanding any determination binding upon the parties hereto that certain provisions of this Agreement are invalid and unenforceable.

12. Modification; Assignment and Delegation. This Agreement shall not be modified by the parties hereto unless, and then only to the extent that, a written modification is executed by all of the parties or their respective assigns or successors in title or interest. There shall be no assignment, delegation or transfer of any rights or duties under this Agreement without the express written consent of each party hereto, and any attempted assignment, delegation or transfer without such consent shall be void.

13. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective permitted assigns and successors in title or interest.

14. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement to be effective for all purposes as of the date first written above.

OPTIONEE:	ARC CAPITAL ADVISORS, L.P.

	By:	ARC Advisory Corp., its General Partner

	By:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

CORPORATION:	ARC CORPORATE REALTY TRUST, INC.

	By:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

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